Exhibit 99.2

LANDMARK APARTMENT TRUST OF AMERICA TO ACQUIRE MANAGEMENT OPERATIONS OF ELCO LANDMARK RESIDENTIAL HOLDINGS

- Transaction fully internalizes property management operations and eliminates certain payments for management services -

RICHMOND, Va. (March 15, 2013) – Landmark Apartment Trust of America, Inc. (the “Company” or “LATA”), a multifamily real estate investment trust (REIT) with assets located in select metropolitan areas throughout the Southern United States, today announced the acquisition of the management operations, including certain property management contracts, of Elco Landmark Residential Holdings LLC and its affiliates (“ELRH”) for approximately $30 million and the assumption of certain liabilities, subject to certain earn-outs and clawback rights as described below. The assets LATA is acquiring from ELRH include the following:

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The elimination of property management services on 22 assets consisting of 6,433 units either owned by or soon to-be-owned by LATA , which were contributed to LATA as part of the $536.5 million recapitalization transaction it completed with ELRH on August 6, 2012;

•	Property management contracts on additional assets that are currently owned and managed by ELRH; and

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Property management contracts on a to-be-determined number of assets related to ELRH’s private label arrangement with Timbercreek Asset Management as manager of the Timbercreek U.S. Multi-Residential Opportunity Fund, which Fund was formed to acquire and operate assets identified for purchase by ELRH that may be contributed to LATA in the future. The consideration for this portion of the transaction is variable and structured as an earn-out based on the ultimate size of the fund.

Commenting on the transaction, Joseph Lubeck, Executive Chairman, commented, “This transaction is the next step in our overall business plan to grow the Company, which began with our recapitalization transaction last August, while creating increased shareholder value.”

Stanley Olander, CEO said “The strategic acquisition of ELRH’s management operations fully internalizes LATA’s property management operations, allowing it to eliminate the management services currently provided by ELRH associated with the properties currently owned by LATA, resulting in an increase in each property’s net operating income (NOI) and enhancing the Company’s overall value.”

Consideration for the transaction will be a combination of LATA operating partnership units and notes payable to ELRH, subject to certain adjustments and clawbacks, including in the event that any of the ELRH-owned assets are not contributed to LATA in the future. Additionally, there is an arrangement pursuant to which LATA, during the period ending one year after the closing, will have management rights to certain pipeline assets that ELRH may hereafter acquire. The closing of the transaction is expected to take place in the first quarter of 2013, subject to customary closing conditions, including obtaining necessary third-party consents. The transaction was unanimously approved by the independent members of LATA’s Board of Directors.

About Landmark Apartment Trust of America, Inc.:

Landmark Apartment Trust of America, Inc. is a Richmond, Virginia-based real estate investment trust (REIT) that owns and operates over 10,000 apartment units located throughout the Southern United States. The Company aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark Apartment Trust of America, please visit http://www.landmarkapartmenttrust.com/.

Investor Contacts:

Stephen Swett, ICR for LATA

203-682-8377

Stephen.swett@icrinc.com

Kara Guaraldi, ICR for LATA

646-277-1211

Kara.Guaraldi@icrinc.com

Media Contact:

Jason Chudoba, ICR for LATA

646-277-1249

Jason.chudoba@icrinc.com